Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation (our "certificate of incorporation") and our amended and restated bylaws (our "bylaws") and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See "Where You Can Find More Information”. Copies of these governing documents are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. Whenever we refer to particular sections or defined terms of our certificate of incorporation or our amended and restated bylaws, such sections or defined terms are incorporated herein by reference and the statement in connection with such reference is made is qualified in its entirety by such reference. References to “Exela,” “we,” “us” or “our” mean Exela Technologies, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

General

        Our certificate of incorporation authorizes the issuance of 1,620,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of common stock, par value $0.0001 per share ("Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of June 5, 2020, Exela had 147,511,430 shares of common stock outstanding.

Common Stock

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Our stockholders are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

        In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Exela, the holders of our Common Stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

        Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

        The board of directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our Common Stock.

Certain Anti-Takeover Provisions of Delaware Law

Staggered board of directors

        Our certificate of incorporation provides that the board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

        Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by the president or by the chairman or by the secretary at the request in writing of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder's notice will need to be delivered to Exela's principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder's notice shall be timely if delivered to Exela's principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Exela's bylaws also specify certain requirements as to the form and content of a stockholders' meeting. These provisions may preclude Exela stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but unissued shares

        Exela's authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 opt out

        Pursuant to our certificate of incorporation, Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");
•	an affiliate of an interested stockholder; or

•

an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A "business combination" includes a merger or sale of more than 10% of our assets.

        However, the above provisions of Section 203 do not apply if:

•	the board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;
•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of Exela stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law because it believes this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire it.

Exclusive forum selection

        Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Exela's name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder's counsel. Although Exela believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Exela's directors and officers.